Exhibit 99
                                                                   ----------






                              MEREDITH CORPORATION
            FISCAL 1998 FIRST QUARTER EARNINGS PER SHARE AT-A-GLANCE


    (Note: All per-share figures reflect a 2-for-1 stock split effective March 18, 1997)







-- The chart below depicts comparable quarterly and fiscal-year earnings per share before special items and discontinued operations:


                  1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   Fiscal Year
                  --------   --------   --------   --------   -----------

    F1993            .06        .09        .10        .10          .35
    F1994            .08        .13        .16        .13          .50
    F1995            .14        .19        .18        .20          .71
    F1996            .17        .22        .24        .28          .91
    F1997            .22        .31        .33        .36         1.22
    F1998            .27



-- Fiscal 1998 first quarter net earnings totaled 27 cents per share, compared to prior-year net earnings of 22 cents per share.